Exhibit 5.1

Faegre Baker Daniels LLP

2200 Wells Fargo Center • 90 South Seventh Street

Minneapolis • Minnesota 55402-3901

Phone +1 612 766 7000

Fax +1 612 766 1600

September 14, 2017

TCF Financial Corporation

200 Lake Street East

Mail Code EXQ-03-A

Wayzata, MN  55391-1693

Ladies and Gentlemen:

We have acted as counsel for TCF Financial Corporation, a Delaware corporation (the “Company”), in connection with (i) the preparation of a Registration Statement on Form S-3, File No. 333-220374 (the “Registration Statement”), of the Company filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of the securities referred to therein and (ii) the Prospectus Supplement dated September 7, 2017 to the Prospectus dated September 7, 2017 (together, the “Prospectus”), relating to the offer and sale by the Company under the Registration Statement of 7,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of Series C Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share, of the Company, with a liquidation preference of $25,000 per share (the “Preferred Stock”).  The Preferred Stock is governed by the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and the Certificate of Designations for the Preferred Stock (the “Certificate of Designations”), and the shares of Preferred Stock represented by the Depositary Shares are sometimes referred to herein as the “Preferred Shares.”

The Depositary Shares are to be (i) issued under the Deposit Agreement dated September 14, 2017, among the Company and Computershare Trust Company, N.A. and Computershare Inc., as joint depositary (collectively, the “Depositary”), for the benefit of the holders from time to time of the depositary receipt (the “Depositary Receipt”) issued thereunder which evidences the Depositary Shares (the “Deposit Agreement”) upon deposit by the Company of a certificate representing 7,000 Preferred Shares (the “Certificate”) and (ii) sold pursuant to the Underwriting Agreement, dated September 7, 2017, between the Company and the underwriters named therein (the “Underwriting Agreement”).  The Underwriting Agreement, the Deposit Agreement, the Depositary Receipt, the Certificate of Incorporation, the Certificate of Designations and the Certificate are sometimes hereinafter referred to collectively as the “Transaction Documents.”

We have examined or are otherwise familiar with such documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.              The Preferred Shares have been duly authorized for issuance by the Company and the Certificate of Designations has been filed with, and recorded by, the Office of the Secretary of State of the State of Delaware, and upon the (i) due execution by the Company of the Certificate, (ii) recordation of the issuance of the Preferred Shares in the stock ledger of the Company, (iii) deposit of such Certificate with the Depositary in accordance with the provisions of the Deposit Agreement, (iv) payment for the Depositary Shares in accordance with the Underwriting Agreement, and (v) completion of all other actions in respect of the Depositary Shares referred to in paragraph (2) hereof, the Preferred Shares will be duly and validly issued, fully paid and nonassessable.

2.              The Deposit Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, and upon the (i) due execution by the Depositary of the Depositary Receipt evidencing the Depositary Shares against the deposit of the Certificate in accordance with the provisions of the Deposit Agreement, (ii) payment for the Depositary Shares in accordance with the Underwriting Agreement, and (iii) completion of all other actions in respect of the Preferred Shares referred to in paragraph (1) hereof, the Depositary Receipt evidencing the Depositary Shares will be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement.

The foregoing opinions are subject to the limitation that the validity, binding effect, or enforceability of the provisions of any agreement or instrument is limited by (i) applicable bankruptcy, insolvency, reorganization, assignment for the benefit of creditors, moratorium, fraudulent conveyance, fraudulent transfer, voidable transaction, receivership, or other laws of general application affecting the enforcement of creditors’ rights, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding at law or in equity, and (iii)  governmental authority to limit, delay or prohibit the making of payments outside the United States.

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures appearing upon certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the Deposit Agreement has been duly authorized, executed and delivered by the Depositary, (e) there is no “interested stockholder” of the Company within the meaning of Section 203 of the Delaware General Corporation Law, (f) the Company has sufficient authorized but unissued shares of Preferred Stock available for issuance pursuant to and in accordance with the Transaction Documents, and (g) the Certificate will be in a form required by law and approved for issuance by the Company.

Our opinions set forth herein are limited to the Delaware General Corporation Law and the laws of the State of New York, and we express no opinion as to the effect of any other laws.  We express no opinion as to the enforceability or effect in the Deposit Agreement of the governing law provision.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Preferred Shares, the Depositary Shares or the Transaction Documents.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Commission and thereby incorporated by reference into the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By:	/s/ Dawn Holicky Pruitt
Dawn Holicky Pruitt